FORELAND CORPORATION

             DESIGNATION OF RIGHTS, PRIVILEGES, AND PREFERENCES OF
                   1996 SERIES 6% CONVERTIBLE PREFERRED STOCK

     Pursuant to the provisions of Nevada Revised Statutes, section 78.195, of the corporation laws of the state of Nevada, the undersigned corporation, Foreland Corporation (the "Corporation"), hereby adopts the following Designation of Rights, Privileges, and Preferences of 1996 Series 6% Convertible Preferred Stock (the "Designation"):

     FIRST:  The name of the Corporation is Foreland Corporation.

     SECOND: The following resolution establishing a series of preferred stock designated as the "1996 Series 6% Convertible Preferred Stock" consisting of 1,500 shares, par value $0.001, was duly adopted by the board of directors of the Corporation on March 19, 1996, in accordance with the articles of incorporation of the Corporation and the corporation laws of the state of
Nevada:

     RESOLVED, there is hereby created a series of preferred stock of the Corporation to be designated as the "1996 Series 6% Convertible Preferred Stock" consisting of 1,500 shares, par value $0.001 (referred to herein as the "Preferred Stock"), with the following powers, preferences, rights, qualifications, limitations, and restrictions:

     1.   Dividends.
          1.01 The Corporation shall pay dividends to the holders of the Preferred Stock at the times and in the amounts provided for in this section 1.

          1.02 The dividend rate for each share of the Preferred Stock shall be 6% per annum of the $1,000 price at which the share was originally issued by the Corporation, payable in shares of common stock of the Corporation, par value $0.001 per share (the "Common Stock"), upon the conversion of the Preferred Stock in accordance with section 3 below or in cash upon the redemption of the Preferred Stock in accordance with section 4 below. Such dividends shall be cumulative from the date of initial issuance of such share of Preferred Stock and shall be payable to holders of record as their names appear on the stock transfer books of the Corporation on the record date of payment, not more than 60 days preceding the dividend payment date, as shall be fixed by the board of directors of the Corporation. Dividends payable for any partial dividend period shall be computed on the basis of the actual number of days elapsed over a 365 day year. The Preferred Stock shall be nonparticipating, and holders thereof shall not be entitled to receive any dividends thereon other than the dividends referred to in this section 1.

          1.03 No dividend or other distribution shall be declared or paid or set apart for payment on any stock ranking, as to dividends or upon liquidation, junior to the Preferred Stock, including, without limitation, the shares of the Corporation's common stock, for any period unless the holders of the Preferred Stock shall have then been or contemporaneously are paid (or declared and a sum sufficient for the payment thereof set apart for such payment) all dividends for all dividend payment periods terminating on or prior to the date of payment of the distribution on such junior stock. No dividends shall be declared on any class or series of stock ranking on a parity with the Preferred Stock as to dividends in respect of any dividend period unless there shall otherwise be or have been declared on the Preferred Stock like dividends for all annual periods coinciding with or ending before such annual period, ratably in proportion to the respective annual dividend rates fixed therefor. If the Corporation is in default with respect to any dividends payable on, or any obligation to retire shares of, the Preferred Stock, the Corporation shall not declare or pay (or set apart a sum for such payment) any dividends or make any distribution in cash or other property on, or redeem, purchase, or otherwise acquire, any other class or series of stock ranking junior to the Preferred Stock either as to dividends or upon liquidation.

          1.04 Any payment of cash dividends declared and due under this section 1 with respect to any shares of Preferred Stock shall be made by means of a check drawn on funds immediately available for the payment thereof to the order of, and any payment of in-kind dividends declared and due under this section 1 with respect to any shares of Preferred Stock shall be made by means of a certificate representing shares of Common Stock in the name of, the record holder of the share with respect to which such dividends are paid at the address for such record holder shown on the stock records maintained by or for the Corporation, which check or certificate representing shares of Preferred Stock shall be mailed by United States first class mail, postage prepaid. Any such payment shall be deemed to have been paid by the Corporation on the date that such payment is deposited in the United States mail as provided above; provided, that in the event the check or other medium by which any payment shall be made shall prove not to be immediately collectible on the date of payment, such payment shall not be deemed to have been made until cash in the amount of such payment shall actually be received by the person entitled to receive such payment.

        1.05 Registration of transfer of any share of Preferred Stock on the stock records maintained by or for the Corporation to a person other than the transferor shall constitute a transfer of any right which the transferor may have had to receive any accrued but unpaid dividends as of the date of transfer, whether declared or undeclared, and the Corporation shall have no further obligation to the transferor with respect to such accrued and unpaid dividends. Any shares of Preferred Stock represented by a new certificate issued to a new holder shall continue to accrue dividends as provided in this section 1.

     2.   Liquidation.

          2.01 In the event of any voluntary or involuntary liquidation (whether complete or partial), dissolution, or winding up of the Corporation, the holders of the Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus, or earnings, an amount per share in cash equal to $1,000 per share, plus all amounts to which the holders of the Preferred Stock are entitled for unpaid dividends in accordance with section 1 above, whether or not previously declared, accrued thereon to the date of final distribution subject to the priority distribution required respecting any issued and outstanding shares of any series of preferred stock authorized prior to the date hereof. No distribution shall be made on any common stock or other subsequent series of preferred stock of the Corporation by reason of any voluntary or involuntary liquidation (whether complete or partial), dissolution, or winding up of the Corporation unless each holder of any Preferred Stock shall have received all amounts to which such holder shall be entitled under this subsection 2.01.

          2.02 If on any liquidation (whether complete or partial), dissolution, or winding up of the Corporation, the assets of the Corporation available for distribution to holders of Preferred Stock and any other stock ranking as to any such distribution on a parity with the Preferred Stock shall be insufficient to pay the holders of outstanding Preferred Stock or such other stock the full amounts to which they otherwise would be entitled under subsection 2.01, the assets of the Corporation available for distribution to holders of Preferred Stock or such other stock shall be distributed to them pro rata on the basis of the full respective preferential amounts to which they are entitled.

     3.   Conversion.

          3.01 Each share of Preferred Stock is convertible into shares of Common Stock at the times, in the manner, and subject to the conditions provided in this section 3.

          3.02 Each share of Preferred Stock may be converted at any time after the date that is sixty days from the initial issuance thereof and before March 31, 1998, at the election of the holder on the presentation and surrender at the principal office of the Corporation of the certificate representing the shares, duly endorsed, with written instructions specifying the number of shares of Preferred Stock to be converted, which shall not be less than 100 shares, and the name and address of the person to whom certificate(s) representing the Common Stock issuable on conversion are to be issued.

          3.03 Each share of Preferred Stock shall be convertible into Common Stock at the rate equal to that number of share duly approved, or an official copy thereof, duly certified, shall be deposited and remain with the Corporation. In case of transfer by executors, administrators, guardians, or other legal representatives, duly authenticated evidence of their authority shall be produced and may be required to be deposited and remain with the Corporation in its discretion. On any registration or transfer, the Corporation shall deliver a new certificate representing the share of Preferred Stock so transferred to the person entitled thereto.

          6.03 The Corporation shall not be required to issue any fractional shares of Common Stock on the conversion or redemption of any share of Preferred Stock. If any fraction of a share of Common Stock would, except for the provisions of this subsection 6.03, be issuable on the conversion or redemption of any share of Preferred Stock, the Corporation shall pay an amount in cash equal to the current value of such fraction computed on the basis of the closing bid price of the Common Stock as reported by the Nasdaq Stock Market on the last business day prior to the date of conversion or redemption, or if not so reported as determined by any reasonable means.

          6.04 Any notice required or permitted to be given to the holders of the Preferred Stock under this Designation shall be deemed to have been duly given if mailed by first class mail, postage prepared to such holders at their respective addresses appearing on the stock records maintained by or for the Corporation and shall be deemed to have been given as of the date deposited in the United States mail.

     IN WITNESS WHEREOF, the foregoing Designation of Rights, Privileges, and Preferences of 1996 Series 6% Convertible Preferred Stock of the Corporation has been executed this 19th day of March, 1996.

ATTEST:                            FORELAND CORPORATION

By  /S/                            By  /S/
    Dennis J. Gustafson, Secretary     Kenneth L. Ransom, President